Exhibit 99.1

The Offeror is a Portuguese company. The Offer is regulated by Portuguese law. Information distributed in connection with the proposed Offer is subject to Portuguese disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with IFRS that may not be comparable to the financial statements or financial information of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Offer, since the Offeror is located in Portugal and all of its officers and directors are residents of Portugal. You may not be able to sue the Offeror or its officers or directors in a Portuguese court for violations of the U.S. securities laws. Finally, it may be difficult to compel the Offeror and its affiliates to subject themselves to a U.S. court’s judgment. The Offeror filed a translation into English of a Portuguese language prospectus approved by the Portuguese Securities Commission under form CB of the United States Securities and Exchange Commission.

SEMAPA - Sociedade de Investimento e Gestão, SGPS, S.A.

Public company

Head Office: Av. Fontes Pereira de Melo, n.º 14, 10.º Lisbon

Share Capital: 106,510,000 Euros

Corporate Person and Lisbon Companies Registry: 502.593.130

PRIVILEDGED INFORMATION

Under the terms and for the purpose of articles 16, 127 and 248 of the Portuguese Securities Code we hereby inform, following the closing of the takeover offer for the acquisition, in the form of an exchange offer, of shares issued by Semapa — Sociedade de Investimento e Gestão, SGPS, S.A. (“Semapa”) registered with the Portuguese Securities Commission (Comissão de Mercado de Valores Mobiliários) with an Offer period running from 6 to 24 July 2015 (the “Offer”), that:

1.                  OFFER RESULTS

Under the terms disclosed by Banco Português de Investimento, S.A., the incumbent financial intermediary, the Offer results were the following:

The physical and financial settlement of the Offer shall occur next July 30 2015.

2.                  SHARE CAPITAL REDUCTION

Considering the above Offer results Semapa will acquire 24,864,477 treasury shares which, in accordance with the resolutions approved by Semapa’s Shareholders’ Meeting on 23 June 2015, will be immediately extinct through the reduction of Semapa’s share capital following good settlement of the Offer, which shall occur on 30 July 2015.

Semapa’s share capital will be 81,645,523 Euros, comprising 81,645,523 shares with the nominal value of 1 euro each.

3.                  QUALIFIED HOLDINGS

Considering the Offer results and following good settlement of the Offer and the abovementioned share capital reduction, more than two thirds of Semapa’s share capital will be attributable to Sodim. Considering the 5,530 treasury shares held by Semapa prior to the Offer which Semapa still holds, the qualified holding of Sodim and related parties is the following:

The qualified holding in Portucel attributable to Semapa will be below two thirds of the share capital. This fact will be disclosed to Portucel under the legal applicable terms for disclosure.

Lisbon, 28 July 2015

The Board of Directors